Exhibit 99.1

Renewable Energy Group Reports Second Quarter 2015 Financial Results
Q2 2015 Highlights

•	96 million gallons sold, up 24.5% y/y

•	73 million gallons produced, up 30.1% y/y

•	Adjusted EBITDA of $3 million

•	Net loss of $2 million

•	Significant progress at Geismar, Louisiana facility with expectation to restart in third quarter

•	Repurchased 668,376 shares in second quarter; through July 31, 2015 1,555,546 shares repurchased

•	EPA proposes growth for biomass-based diesel volumes through 2017
Ames, IA, August 4, 2015 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the second quarter ended June 30, 2015.
Revenues for the quarter were $373.8 million. Compared to the second quarter of 2014, REG sold 24.5% more gallons of biomass-based diesel, while revenues increased by 12.3%. Adjusted EBITDA for the quarter was $3.3 million compared to $5.7 million in the prior year period, without any adjustments for the 2014 Biodiesel Mixture Excise Tax Credit (BTC). Adjusted EBITDA for the second quarter of 2014, after giving effect to the retroactive reinstatement of the BTC (as discussed below), was $24.2 million. We estimate the Adjusted EBITDA impact during the second quarter associated with the Geismar, Louisiana fire was approximately negative $7 million.
"Our second quarter results reflect improved market conditions relative to the first quarter.  During the quarter, energy prices began to stabilize and we saw increased demand," said Daniel J. Oh, President and Chief Executive Officer. "The EPA's proposed volumes for biomass-based diesel through 2017 have reduced market uncertainty and are a significant improvement over the originally proposed levels. With upgrades underway at Danville and the agreement to acquire the biorefinery and terminal assets at Grays Harbor, Washington, we are further positioning ourselves to benefit from growing volumes under RFS2 and west coast low-carbon fuel markets."
Oh continued, "We have also completed much of the rebuilding and other upgrades at Geismar, and expect to resume renewable hydrocarbon diesel production in the third quarter."
Second Quarter 2015 Highlights
All figures refer to the quarter ending June 30, 2015, unless otherwise noted.
For the quarter, REG sold a total of 96.1 million gallons, an increase of 24.5% compared to the second quarter of 2014. REG produced 73.2 million gallons of biomass-based diesel during the quarter, a 30.1% increase when compared to the second quarter of 2014.
Revenues of $373.8 million increased 12.3% when compared to the second quarter of 2014. The increase is attributable to the 24.5% increase in gallons sold, which was largely offset by a reduction in average sales price. The average price per gallon of biomass-based diesel sold during the second quarter was $3.13, or 14.7% lower than in the same quarter of 2014. Prices improved and stabilized in the second quarter of 2015 compared to the prior quarter, but were still significantly lower than the prior year period.
Gross profit was $15.9 million, or 4.3% of revenues, compared to gross profit of $15.2 million, or 4.6% of revenues, for the second quarter of 2014. The increase in gross profit was due to volume, offset by compressed spreads, as energy and biomass-based diesel prices declined more rapidly than feedstock prices.
Net loss attributable to common stockholders was $0.05 per share on a fully diluted basis or $2.0 million. This compares to a net income of $0.27 per share on a fully diluted basis or $10.8 million in the second quarter of 2014.
REG repurchased 668,376 shares during the second quarter under its share repurchase program at an average price of $9.75 per share. Through June 30, 2015, the Company has spent $11.5 million of the $30 million authorized under the program, repurchasing 1,193,657 shares at an average price of $9.65 per share. Through July 31, 2015, the Company has repurchased 1,555,546 shares at an average price of $9.84 per share.
At June 30, 2015, REG had liquid assets, which includes cash, cash equivalents and marketable securities, of $101.2 million, an increase of $20.9 million from prior year end. This increase was largely the result of the net cash benefit of the retroactive reinstatement for 2014 of the biodiesel mixture excise tax credit, offset by cash spent on shares repurchased and capital expenditures.
At June 30, 2015, accounts receivable were $59.9 million, or 14 days of sales. Accounts receivable at December 31, 2014 were $294.7 million and included approximately $236 million related to the biodiesel mixture excise tax credit. Inventory was $95.2 million at June 30, 2015, or 24 days of sales, a decrease of $2.3 million from the prior year end.
Accounts payable was $62.2 million and $202.8 million at June 30, 2015 and December 31, 2014, respectively.
The table below summarizes REG’s results for the second quarter of 2015.
REG Q2 2015 and 2014 Revenues and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q2 2015	Q2 2014	Y/Y Change
Gallons sold	96,082	77,173	24.5%
Average selling price	$3.13	$3.67	(14.7)%
Total revenues	$373,762	$332,918	12.3%
Adjusted EBITDA prior to 2014 BTC allocation	$3,259	$5,698	(42.8)%
Adjusted EBITDA	$3,259	$24,248	(86.6)%
Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
(In thousands)
Net income (loss)	$(2,163)	$11,007	$(40,467)	$8,648
Adjustments:
Income tax (benefit) expense	(707)	(11,919)	(1,604)	(12,026)
Interest expense	2,928	1,204	5,671	1,755
Other (income) expense, net	(1,779)	(384)	(2,344)	(432)
Change in fair value of contingent liability	(2,121)	(384)	(1,828)	(384)
Straight-line lease expense	(145)	(150)	(303)	(313)
Depreciation	6,134	3,190	11,747	6,194
Amortization	(206)	(184)	(425)	(369)
Lease cancellation	—	1,904	—	1,904
Other	162	—	359	—
Non-cash stock compensation	1,156	1,414	2,236	2,649
Adjusted EBITDA before 2014 biodiesel mixture tax credit is allocated into historical results [1]	3,259	5,698	(26,958)	7,626
Biodiesel mixture excise tax credit [1]	—	18,550	—	31,328
Adjusted EBITDA	$3,259	$24,248	$(26,958)	$38,954

(1)
On December 19, 2014, the Tax Increase Prevention Act of 2014 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the federal biodiesel mixture excise tax credit for 2014. The retroactive credit for 2014 resulted in a net benefit to us that was recognized in the fourth quarter of 2014, however because this credit relates to the full year operating performance and results, in our calculation of EBITDA we allocated the credit based upon gallons sold among each of the quarters in 2014.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.

About Renewable Energy Group
Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 10 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.
For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000™ biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000™ biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our financial results, our expectations regarding the restarting of our Geismar facility, the proposed RVO volumes and trends in our market. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; availability of federal and state governmental tax credits and incentives for biomass-based diesel production; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to use the technology acquired from LS9 to produce renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; our ability to successfully integrate Syntroleum and Dynamic Fuels and their employees into our existing business; whether REG Geismar will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described from time to time in REG's annual report on Form 10-K for the year ended December 31, 2014, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission.
All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Director, Investor Relations +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
REVENUES:
Biomass-based diesel sales	$366,455	$327,837	$587,481	$536,959
Biomass-based diesel government incentives	7,278	5,022	17,066	14,912
	373,733	332,859	604,547	551,871
Services	29	59	133	87
	373,762	332,918	604,680	551,958
COSTS OF GOODS SOLD:
Biomass-based diesel	357,832	317,745	604,884	525,196
Services	23	22	84	47
	357,855	317,767	604,968	525,243
GROSS PROFIT (LOSS)	15,907	15,151	(288)	26,715
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,359	12,410	32,034	24,064
RESEARCH AND DEVELOPMENT EXPENSE	4,390	3,217	8,250	5,090
LOSS FROM OPERATIONS	(3,842)	(476)	(40,572)	(2,439)
OTHER INCOME (EXPENSE), NET:	972	(436)	(1,499)	(939)
LOSS BEFORE INCOME TAXES	(2,870)	(912)	(42,071)	(3,378)
INCOME TAX BENEFIT	707	11,919	1,604	12,026
NET INCOME (LOSS)	$(2,163)	$11,007	$(40,467)	$8,648

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(2,001)	$10,835	$(40,108)	$8,858
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$(0.05)	$0.27	$(0.91)	$0.23
DILUTED	$(0.05)	$0.27	$(0.91)	$0.22
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	43,736,366	39,939,346	44,048,017	31,119,460
DILUTED	43,736,366	39,954,587	44,048,017	39,129,136

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF JUNE 30, 2015 AND DECEMBER 31, 2014
(in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$70,978	$63,516
Marketable securities	30,225	16,770
Accounts receivable, net	59,888	294,669
Inventories	95,166	97,508
Deferred income taxes	12	—
Prepaid expenses and other assets	41,943	43,135
Restricted cash	—	12,845
Total current assets	298,212	528,443
Property, plant and equipment, net	500,516	493,196
Goodwill	191,444	188,275
Intangible assets, net	28,508	28,837
Investments	10,331	9,736
Other assets	17,578	19,586
Restricted cash	106,815	104,815
TOTAL ASSETS	$1,153,404	$1,372,888
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving lines of credit	$26,340	$16,679
Current maturities of long-term debt	5,940	5,746
Accounts payable	62,175	202,821
Accrued expenses and other liabilities	16,002	28,486
Deferred income taxes	11,150	14,899
Deferred revenue	—	16,680
Total current liabilities	121,607	285,311
Unfavorable lease obligation	18,257	19,170
Deferred income taxes	12,119	6,905
Contingent consideration for acquisitions	29,681	30,091
Long-term debt	247,001	247,183
Other liabilities	4,076	5,566
Total liabilities	432,741	594,226
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	720,663	778,662
TOTAL LIABILITIES AND EQUITY	$1,153,404	$1,372,888